EXHIBIT 99.1

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                                  NEWS RELEASE
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CONTACTS:         CESAR GARCIA
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  818-709-1244 X123 OR
                  RON STABINER, THE WALL STREET GROUP, INC.
                  212-888-4848


FOR IMMEDIATE RELEASE:


      IRIS REPORTS RECORD 4TH QUARTER AND FISCAL YEAR REVENUES AND EARNINGS

            NET INCOME FOR THE YEAR GROWS 169% ON 44% REVENUE GROWTH

CHATSWORTH, CALIF., MARCH 2, 2006 - IRIS INTERNATIONAL, INC. (NASDAQ: IRIS) today announced record financial results for the fourth quarter ended Dec. 31, 2005, with revenues of $17.2 million and net income of $1.7 million ($0.10 per diluted share). For the full year revenues grew 44% to a record $62.8 million and net income increased 169% to $6.1 million ($0.35 per diluted share). The record performance resulted from continued sales growth of iQ(R)200 Automated Urinalysis product line and solid contribution from the Sample Processing Business Unit (formerly StatSpin(R)). Overall, revenues increased 41% and 44% in the fourth quarter and full year, respectively, over the corresponding periods of 2004.

KEY DATA:
(000S OMITTED, EXCEPT PER SHARE)

                                                      %                              %
                                Q4 05     Q4 04   INCREASE     2005      2004    INCREASE
                               -------   -------   -------    -------   -------   -------
CONSOLIDATED REVENUE           $17,237   $12,186       41%    $62,780   $43,650       44%

DIAGNOSTICS REVENUE            $14,832   $10,145       46%    $53,250   $35,307       51%

SAMPLE PROCESSING REVENUE      $ 2,405   $ 2,041       18%    $ 9,530   $ 8,343       14%

GROSS PROFIT MARGIN            $ 8,547   $ 6,096       40%    $31,145   $21,391       46%

OPERATING INCOME               $ 2,014   $ 1,344       50%    $ 8,941   $ 4,465      100%

NET INCOME                     $ 1,741   $   831      110%    $ 6,131   $ 2,280      169%

EPS - BASIC                    $  0.10   $  0.05      100%    $  0.37   $  0.16      131%

EPS - DILUTED                  $  0.10   $  0.05      100%    $  0.35   $  0.14      150%

SHARES OUTSTANDING - BASIC      17,144    15,913        8%     16,758    14,459       16%

SHARES OUTSTANDING - DILUTED    18,188    16,880        8%     17,654    15,818       12%

CASH AND CASH EQUIVALENTS                                      19,145    12,839       49%

2005 OPERATIONAL HIGHLIGHTS:

         o        EPS* INCREASED 150% TO $0.35 PER DILUTED SHARE.
         o        OPERATING INCOME DOUBLED TO $8.9 MILLION.
         o 777 IQ200 ANALYZERS SHIPPED THROUGH DEC. 31, 2005, 112 IN THE FOURTH QUARTER.
         o        CONSUMABLES  AND  SERVICE  REVENUE   INCREASED  28%  TO  $25.7
                  MILLION.
         o        NET OPERATING TAX LOSS  CARRY-FORWARD OF  APPROXIMATELY  $19.9
                  MILLION.
         o STRONG BALANCE SHEET WITH NO DEBT AND INCREASED CASH POSITION TO $19.1 MILLION.
--------------------------------------------------------------------------------
         * INCLUDES A TAX PROVISION DESPITE TAX NOLS THAT ELIMINATE PAYMENT OF TAXES ON INCOME

"Our growth in earnings demonstrates the financial leverage achieved with the acceleration of our high margin recurring consumable products. Our instrument sales continue to be strong with 112 iQ200 urinalysis analyzers shipped during the fourth quarter and a total of 777 iQ200 analyzers shipped since the product was introduced in August 2003. The strong demand for our iQ200 product line and the successful product releases in 2005 of the iQ200 Sprint(TM) and the iQ200 Body Fluids Module, both new product line extensions, reflects the quality and value of our proprietary technology," stated IRIS President and Chief Executive Officer Cesar Garcia. "I am pleased to report that we have again achieved record quarterly revenues of $17.2 million for the fourth quarter, an increase of 41% over 2004."

"Our quarterly performance also reflects a year over year increase of 31% in the consumables and service category, with quarterly revenues exceeding comparable prior year quarterly revenues by $1.7 million. As expected, our service revenue and profits have improved significantly and they will continue to grow during 2006 as more domestic customers acquire service contracts after the expiration of the instrument warranty. Customers are beginning to use our new body fluid application on a routine basis and the related consumables should continue to grow in future periods."

"Operating expenses in the fourth quarter were $6.5 million compared to $4.8 million in the comparable period a year ago, reflecting the growth of the Company and needed expansion of infrastructure, now capable of supporting a much higher revenue level. The cost increase in the quarter included $240K relating to the accelerated vesting of stock options and the amortization of discounts on Common Stock purchased by employees, higher research and development and general and administrative expenses that were offset by approximately $500,000 of income tax credits which lowered the overall tax rate and provision for both the quarter and the year."

"Our Company continues to invest significantly in research and new product development. In 2005, we increased R&D expenses 28% to finance product line extensions and next generation platforms that should begin to materialize in the second half of 2007. During the last year, we released the iQ200 Sprint(TM), the iQ200 Body Fluids Module, the StatSpin(R) Express 3 Centrifuge platform and a major software upgrade for the iQ200 platform. Our plans to re-launch the urine chemistry business acquired from Quidel, Inc. are on schedule. We will introduce this new urine chemistry product line under new brands, ICHEM(TM) and VCHEM(TM), at the CLMA Convention later this month. As previously reported, we anticipate increasing R&D expenses to 10% of revenue in 2006 to finance exciting new product initiatives that should significantly increase our business and strengthen our competitive position in the urinalysis and sample processing markets," Mr. Garcia said.

Net revenues for the fourth quarter ended Dec. 31, 2005, increased 41% to $17.2 million, compared with $12.2 million in the corresponding quarter of 2004. Net income increased 110% to $1.7 million, or $0.10 per diluted share, compared with net income of $831,000, or $0.05 per diluted share for the fourth quarter of 2004. Diluted average shares outstanding were 18.2 million in the fourth quarter compared to 16.9 million during the 2004 comparable period.


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


For the year ended Dec. 31, 2005, net revenues increased 44% to $62.8 million, compared with $43.7 million during the corresponding period of 2004, a 44% increase. Net income for 2005 increased 169% to $6.1 million, or $0.35 per diluted share, compared with net income of $2.3 million, or $0.14 per diluted share for 2004, a 150% increase. Diluted average shares outstanding were 17.7 million in 2005 compared to 15.8 million in 2004. Revenues from the Company's Sample Processing Business Unit were $2.4 million for the quarter and $9.5 million for the year; 18% and 14% increases, respectively, over the prior year periods.

Gross profit margin was 50% during the fourth quarter of both periods. Operating expenses for the quarter decreased to 38% as a percentage of revenues from 39% for the prior year quarter. Marketing and sales expenses increased by $387,000 primarily to support the 41% increase in revenues during the quarter. General and administrative expenses increased by $560,000, primarily as a result of increased personnel costs and professional fees. The increased personnel costs include $240K relating to vesting of stock options plus deferred compensation amortization of stock purchases under the Company's Employee Stock Purchase Plan. The results for the quarter were also positively impacted by a lower tax provision resulting from R&D tax credits for 2005.

As of Dec. 31, 2005, our cash position improved to $19.1 million despite the utilization of cash to provide leasing financing arrangements for some domestic sales of urinalysis instrumentation of approximately $5.0 million and investments in improvements at the Company's two manufacturing facilities of approximately $1.4 million.

2006 GUIDANCE:

The Company reaffirms guidance issued in July 2005, when it indicated that 2006 revenue is expected to be between $72 and $76 million and operating income is expected to reach 20% excluding the effect of expensing of stock options which became effective January 1, 2006. The Company also indicated that Research & Development expenses would increase to approximately 10% of revenues. This increase in R&D funding includes the development of new urinalysis instrumentation, and a new platform for advanced applications in urinalysis, rare cell detection and other body fluids.

THE COMPANY WILL HOLD A CONFERENCE CALL WITH MEMBERS OF THE INVESTMENT COMMUNITY AT 11:30 A.M., EASTERN TIME TODAY. TO PARTICIPATE IN THE CALL, DIAL 1-800-289-0569 APPROXIMATELY 10 MINUTES BEFORE THE CALL IS SCHEDULED TO BEGIN. INTERNATIONAL CALLERS SHOULD DIAL 1-913-981-5542. A WEBCAST OF THE CALL CAN BE ACCESSED AT WWW.PROIRIS.COM OR AT WWW.VCALL.COM.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's Sample Processing Business Unit (formerly StatSpin), based in Westwood, Mass., manufactures innovative centrifuges and sample processing products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.



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


SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Examples of forward-looking statements in this news release include our expectation that sales of consumables and service will continue to increase during 2006, revenues and operating income guidance for 2006, anticipated research and development expenditures in 2006, product initiatives and anticipated product releases and the effects such new products will have on the Company's business. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

                                 (TABLES FOLLOW)



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


                            IRIS INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                           (unaudited - in thousands)




                        ASSETS                                At December 31,
                                                          ---------------------
                                                            2005         2004
                                                          --------     --------
Current assets:
Cash and cash equivalents ............................    $ 19,145     $ 12,839
Accounts receivable, net .............................      11,874        8,348
Inventories, net .....................................       7,590        7,834
Prepaid expenses and other current assets ............       1,122          579
Investment in sales-type leases ......................       1,281          499
Deferred tax asset ...................................       3,326        3,650
                                                          --------     --------

   Total current assets ..............................      44,338       33,749
Property and equipment, at cost, net .................       4,076        3,880
Goodwill .............................................         189          189
Software development costs, net ......................       1,570        1,930
Deferred tax asset ...................................       6,713        5,665
Inventories - long term portion ......................         632          290
Investment in sales-type leases ......................       6,015        2,142
Other assets .........................................         396          291
                                                          --------     --------
Total assets .........................................    $ 63,929     $ 48,136
                                                          ========     ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable .....................................    $  4,464     $  4,258
Accrued expenses .....................................       4,188        3,398
Deferred service contract revenue ....................       1,457        1,134
                                                          --------     --------
     Total current liabilities .......................      10,109        8,790

Deferred service contract revenue, long term .........          51          173
                                                          --------     --------

     Total liabilities ...............................      10,160        8,963

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value
  Authorized: 50 million shares; issued and
    outstanding: 17,222 shares and 15,962 shares .....         172          159
Additional paid-in capital ...........................      70,856       61,972
Unearned compensation ................................        (546)        (125)
Accumulated other comprehensive income ...............        --             11
Accumulated deficit ..................................     (16,713)     (22,844)
                                                          --------     --------

     Total shareholders' equity ......................      53,769       39,173
                                                          --------     --------
Total liabilities and shareholders' equity ...........    $ 63,929     $ 48,136
                                                          ========     ========


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


                            IRIS INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                           (unaudited - in thousands)

                                                              For the Year ended December 31,
                                                             --------------------------------
                                                               2005        2004        2003
                                                             --------    --------    --------
Sales of IVD instruments .................................   $ 27,542    $ 14,845    $  7,470
Sales of IVD consumables and service .....................     25,708      20,126      17,252
Sales of sample processing instruments and supplies ......      9,530       8,343       6,076
Royalty and license revenues .............................       --           336         547
                                                             --------    --------    --------
Net revenues .............................................     62,780      43,650      31,345
                                                             --------    --------    --------

Cost of goods - IVD instruments ..........................     15,456      10,092       5,982
Cost of goods - IVD consumable and supplies ..............     11,185       7,982       6,629
Cost of goods - sample processing instruments and supplies      4,994       4,185       3,101
                                                             --------    --------    --------
Cost of goods sold .......................................     31,635      22,259      15,712
                                                             --------    --------    --------

Gross margin .............................................     31,145      21,391      15,633
                                                             --------    --------    --------

Marketing and selling ....................................     10,026       7,165       5,346
General and administrative ...............................      7,141       5,841       6,437
Research and development, net ............................      5,037       3,920       4,393
Total operating expenses .................................     22,204      16,926      16,176
                                                             --------    --------    --------

Operating income (loss) ..................................      8,941       4,465        (543)

Other income (expense):
   Interest income .......................................        607         111          40
   Interest expense ......................................        (15)       (243)       (351)
   Other income (expense) ................................         13        (534)        (29)
                                                             --------    --------    --------

Income (loss) before provision (benefit) for income taxes       9,546       3,799        (883)

Provision (benefit) for income taxes .....................      3,415       1,519        (353)
                                                             --------    --------    --------

Net income (loss) ........................................   $  6,131    $  2,280    $   (530)
                                                             ========    ========    ========

Basic net income (loss) per share ........................   $    .37    $   0.16    $  (0.05)
                                                             ========    ========    ========

Diluted net income (loss) per share ......................   $    .35    $   0.14    $  (0.05)
                                                             ========    ========    ========

Weighted average number of
   common shares outstanding - basic .....................     16,758      14,459      11,245
                                                             ========    ========    ========

Weighted average number of
  common shares outstanding - diluted ....................     17,654      15,818      11,245
                                                             ========    ========    ========


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